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                          EXHIBIT 10.26

                     WESTERN ENERGY RESOURCES LIMITED
                            c/o Nadeem Babar
                       1600 Smith Street, Suite 4300
                          Houston, Texas  77002

                            February 28, 1997

Capco Resources, Inc.
216 16th Street, No. 730
Denver, Colorado  80202

Gentlemen:

     Western Energy Resources Limited ("Western") understands that Capco Resources, Inc. ("Capco") has been approved by the State Bank of Pakistan to have issued to Capco 2,675,426 shares of stock (the "Saba Shares") of Saba Power Company Limited ("Saba") against certain approved project development expenses in the amount of US$848,877. Saba is the owner of a power plant which is contemplated to be constructed near Mandi Farouqabad, Province of Punjab, Pakistan. Western is currently a limited partner in a partnership which owns and controls directly or indirectly one of the "Initial Shareholders" (as defined in the Amended and Restated Implementation Agreement between Saba and the Government of Pakistan dated March 31, 1996, as the same may be amended from time to time) in Saba. Saba is in the process of negotiating construction financing for its power plant under the loan documentation more generally described in the Amended and Restated Common Debt agreement dated as of June 15, 1996, by and among Saba Export-Import Bank of the United States, The Sanwa Bank, Limited, as Eurocurrency Facility Agent, ABN AMRO Bank N.V., Singapore Branch, as Inter-Creditor Agent, ABN AMRO Bank N.V., Chicago Branch, as Eximbank Facility Agent and the Financial Institutions who may become the parties Lender thereto, as amended from time to time (the "CDA"). All terms used herein but not otherwise defined herein shall have the meaning ascribed thereto in the CDA.

     For and in consideration of the mutual promises herein set forth and other good and valuable consideration, by notice given by Capco to Western between 240 and 360 days from and after the date hereof, Capco shall have the right to cause Western to acquire all of the Saba Shares, or if such shares have not been issued, to cause Western to acquire such future right to acquire shares (in either case herein called the "Capco Interest") for a purchase price (the "Purchase Price") equal to $848,877 plus an additional amount equal to interest upon such $848,877 at a rate equal to ten percent (10%) per annum accruing from and after the date hereof through and including the date of closing of such sale and purchase (the "Put Option"). Western shall have the right to direct Capco to sell the Capco Interest to a third party nominee.
The closing of such sale and purchase shall be held at the offices of Fulbright & Jaworski L.L.P. in Houston, Texas, or at such other address as the parties may agree, at 10:00 a.m. local time on the date which is 30 days after such notice has been given by Capco to Western. Notice for purposes hereof must be in writing and sent to Western (to the attention of Nadeem Babar (fax no. (713) 651-7803) at the address set forth on this letterhead (or such other address as may be designated by Cogen to Capco) and shall be sent by telecopy (confirmed by overnight messenger delivery) or by messenger delivery, and will be effective upon receipt. At such closing, Western or its nominee, shall pay the Purchase Price to Capco in immediately available U.S. funds and Capco shall deliver to Western the Capco interest free and clear of any and all liens and encumbrances other than those under the loan documentation referred to in the first paragraph of this letter agreement). Capco's Put Option is subject to obtaining all requisite governmental approvals,
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including those of the Government of Pakistan, so as to avoid causing violation of laws or agreements binding upon Saba or Western, and to obtaining the approval by the Lenders.

     If at the time Capco should exercise its Put Option, the Saba Shares are still "Special Shares" (as defined in that certain Shareholders' Agreement dated as of ________, 1997 executed or contemplated to be executed by and among Cogen Technologies Saba Capital Company, L.L.C. ("Cogen"), Capco and Coastal Saba Power Ltd. (the "Sponsors' Shareholder Agreement"), Cogen agrees to transfer to Western an equal number of such Special Shares as were covered by the Put Option for no additional consideration. Cogen also agrees that so long as there are Special Shares still in existence that Western solely (as among Cogen, Capco and Western) shall be entitled to pursue the occurrence of "Enhancement Events" as defined in the Sponsor's Shareholders Agreement with full authority but cooperation from Cogen and Capco.

     This letter agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law principles.

     Any controversy, dispute or claim of any nature between or involving any party hereto, regardless of whether the controversy, dispute or claim is based upon an action or omission taken in an individual or representative capacity, and whether or not arising from, relating to or on account of, this Agreement, or any breach or cancellation or it or any default under it, shall be subject to and settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time, before a panel of three neutral arbitrators. Each party shall appoint one arbitrator within 30 days after demand for arbitration is made pursuant to the next succeeding paragraph hereof, and the two appointed arbitrators shall appoint the third arbitrator within 30 days of their appointment. The arbitration proceedings shall take place in Houston, Texas as soon as reasonably possible after the appointment of the third arbitrator and thereafter shall be conducted as expeditiously as reasonably possible. The award rendered by the arbitration shall be final and binding on the parties, and judgement may be entered upon it in accordance with Texas law in any court having jurisdiction of it.

     Demand for arbitration shall be filed in writing with the other party or parties to this Agreement. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on the claim, dispute or other matter in question would be barred by applicable statutes of limitations.

     Cogen joins in the execution hereof to evidence its agreement and the terms hereof.

     If the foregoing sets forth your agreement and understanding, please so indicate by executing a copy hereof in the appropriate place set forth below and returning an executed counterpart to the undersigned.

     This letter shall become effective upon the actual disbursement of loan proceeds out of the Distribution Account to Saba under the loan documentation referred to in the first paragraph of this letter agreement.
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                               Very truly yours,

                               WESTERN ENERGY RESOURCES LIMITED

                               By:/s/ Nadeem Babar
                               Name:  Nadeem Babar
                               Title: Managing Director

ACCEPTED AND AGREED TO:

CAPCO RESOURCES, INC.

By:/s/ Edward J. Names
Name:  Edward J. Names
Title: President
Date:  February 28, 1997

COGEN TECHNOLOGIES SABA
CAPITAL COMPANY, L.L.C.

By:  Cogen Technologies
     Saba Power GP, Inc., Member

By:/s/ Nadeem Babar
Name:  Nadeem Babar
Title: Vice President
Date:  February 28, 1997

and

By:  Cogen Technologies Saba
     Power, L.P., Member

     By:  Cogen Technologies Saba
          Power GP, Inc., its
          General Partner

By:/s/ Nadeem Babar
Name:  Nadeem Babar
Title: Vice President
Date:  February 28, 1997
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